EXHIBIT 5.1

                      McGRATH, NORTH, MULLIN & KRATZ, P.C.
                        SUITE 1400 ONE CENTRAL PARK PLAZA
                              222 SOUTH 15th STREET
                              OMAHA, NEBRASKA 68102
                                 (402) 341-3070


                                November 5, 1997


InaCom Corp.
10810 Farnam Drive
Omaha, Nebraska  68154

Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended, of 342,930 shares of common stock, $.10 par value, of InaCom Corp., a Delaware corporation ("InaCom"), we have examined such corporate records and other documents, including the Registration Statement on Form S-3 (the "Registration Statement"), to be filed with the Securities and Exchange Commission, relating to such matters of law as we have deemed necessary for this opinion. Based on such examination, we advise you that in our opinion:

     1. InaCom is a corporation duly organized and existing under the laws of the State of Delaware.

     2. All necessary corporate action on the part of InaCom has been taken to authorize the registration of 342,930 shares of common stock by InaCom, and such shares are (or, with respect to shares issuable to the selling stockholders named in the Registration Statement pursuant to the May 7, 1997 Agreement and Plan of Merger referenced in the Registration Statement, will be) legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Yours very truly,

                                            McGRATH, NORTH, MULLIN & KRATZ, P.C.

                                            /s/ Guy Lawson


                                            GUY LAWSON

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